CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated April 7, 2017 , except for Note 6 which the date is May 18, 2017, with respect to the audited consolidated financial statements of BorrowMoney.com Inc. as of and for the years ended August 31, 2015 and 2016 .. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
May 18, 2017